Exhibit 10.2

NON-BINDING MEMORANDUM OF UNDERSTANDING

This non-binding memorandum of understanding ("MOU") is made and entered into on this 30th day of December, 2014, by and between Zaxis International, Inc., a public corporation incorporated under the laws of the State of Delaware (the "Corporation") and Emerald Medical Applications Ltd., a private limited liability company incorporated under the laws of the State of Israel ("Emerald"). The Corporation and Emerald may also be referred to individually as a "Party" and collectively as the "Parties".
WHEREAS, Emerald develops and owns proprietary technologies and methods relating to detection and diagnosis of early-stage Melanoma that may be used in various products and commercial or other uses (the "Technology"); and
WHEREAS, in order to further develop the Technology and achieve commercial stages of the technology and any product based on the Technology, Emerald requires additional funding; and
WHEREAS, the Corporation is a public corporation traded on the OTC QB market place, free and clean from any undertakings, liabilities and/or assets, which can be used as a vehicle for fund raising to boost Emerald’s business and technology, as set out in this MOU; and
WHEREAS, the Parties wish to carry out a reverse merger whereby the shareholders of Emerald will exchange all of their shares and options in Emerald in consideration for shares in the Corporation (the "Reverse Merger"), provided that the Corporation will raise at least US$800,000 from third parties or parties related to the Corporation (the "Investors") through one or more transactions to be consummated on and subject to the Closing (as such term is defined below), all subject to the terms and conditions of this MOU as to be further detailed in the Definitive Agreements and the Investment Agreements (as such terms are defined below):

NOW, THEREFORE, in consideration of the covenants contained herein, the Parties herein agree as follows:
1.    Preamble
The Preamble hereto form an integral part of this MOU.

2.    Purpose of this MOU
The purpose of this MOU is to set out the general terms and conditions under which the Corporation will exchange the issued share capital of Emerald and the mechanism and conditions for executing the Reverse Merger.

3.    The Transaction
At the closing (the "Closing"), the following transactions shall occur, which transactions shall be deemed to take place simultaneously and no transaction shall be deemed to have been completed until all such transactions have been completed:
3.1.    Raising of funds pursuant to investment agreements with the Investors, under which the Corporation shall raise at least US$800,000 (the "Investment").
3.2.    The shareholders of Emerald immediately prior to the Reverse Merger (the "Emerald Shareholders") will transfer all their shares in Emerald, free and clean of any lien or third party right or encumbrance, to the Corporation so that immediately after the completion of the Reverse Merger the Corporation will hold 100% of the issued share capital of Emerald ("Emerald Shares"), all in accordance with the terms and conditions of the Definitive Agreements.
3.3.    As consideration for the Emerald Shares the Corporation shall issue to the Emerald Shareholders such number of shares of the Corporation, free and clean of any lien or third party right and/or encumbrance, so that immediately after the completion of the Reverse Merger the Emerald Shareholders will hold Corporation shares representing 45% of the issued share capital of the Corporation on a fully diluted basis, excluding such shares and warrants as shall be agreed to in good faith between the parties within the framework of the Investment. In addition to the issuance detailed above, the Corporation will issue to the Emerald Shareholders shares of the Corporation, in three equal tranches, each of 7% of the Corporation’s issued share capital as of immediately following the Closing, subject to achieving agreed commercial future milestones, as will be detailed in the Definitive Agreements.

4.    Conditions Precedent
The Parties hereby agree that the following conditions precedents are fundamental conditions precedent to the transaction contemplated herein:
4.1.    the Corporation holds in its bank account the entire Investment Amount in immediately available funds free and clear of any third party undertakings, obligations, and/or debt and are held in cash or cash equivalent form; and
4.2.    the Corporation shall be free and clean of any obligations or undertakings towards any third party.

5.    Due Diligence
The Emerald Shareholders shall have right to conduct a reasonable due diligence exercise on the Corporation.

6.    The Board of Directors of the Corporation
The board of directors of the corporation immediately following Closing shall be comprised of either 3 or 5 members, as follows:
6.1.    The Emerald shareholders shall be entitled to appoint 2 members (in the event of a 3 members board of directors) or 3 members (in the event of a 5 members board of directors).
6.2.    The other directors shall be appointed by the Corporation's shareholders immediately following the Closing which are not the Emerald Shareholders.
6.3.    For as long as Mr. Lior Wayn holds more than 5% of the Corporation's issued and outstanding share capital or holds the position of the chief executive officer of the Corporation, Mr. Wayn shall have the right to appoint one of the Emerald Shareholders' directors.

7.    ESOP
The Corporation shall adopt a stock incentive plan similar to the plan currently implemented by Emerald under which it will allot to Emerald's employees options to acquire such number of shares of the Corporation (the "ESOP Shares") representing between 10-15% of the Corporation's issued and outstanding shares immediately following the Closing. The exercise price of half of the ESOP Shares shall be determined at the par value of the shares and the rest shall be exercisable against the fair market value of the shares as shall be determined by the board of directors, however, at an exercise price not lower than the price per share determined for the purpose of the Investment.

8.    The Definitive Agreement
8.1.    Immediately after the execution of this MOU the Parties will negotiate in good faith the terms of the definitive agreements and their annexes (the "Definitive Agreements") and will invest their best efforts to execute the Definitive Agreements as soon as practically possible, however, not later than 45 days as of the execution of this MOU.
8.2.    The Definitive Agreements shall include, inter alia, the following agreements and arrangements:
8.2.1.    A Reverse Merger agreement, which shall include limited representations and warranties and such other terms and conditions as customary in similar transactions.
8.2.2.    An amended by-laws of the Corporation.
8.2.3.    An employment agreement between Mr. Lior Wayn, who shall be appointed as the Corporation's chief executive officer with such terms and conditions as customary to executives in similar positions in US stock exchange traded corporations. Mr. Wayn's employment agreement shall be for a term of at least 3 years and shall further include success based incentives, including bonuses for meeting certain commercial targets to be agreed to by the Corporation and Mr. Wayn; as well as an additional bonus incentive under which, in the event that the Corporation raises pursuant to the exercise of any of the Warrants an amount of at least US$1,150,000, Mr. Wayn shall be entitled to a bonus of 7 monthly salaries. Mr. Wayn shall be entitled to appoint the executives and consultants of the Corporation, provided, however, that the Chief Financial Officer of the Corporation shall be appointed jointly by the Corporation and Emerald Shareholders. Mr. Wayn's employment agreement shall include customary non-compete undertakings by Mr. Wayn for a period of 2 years after the Closing.
8.3.    In the event that the Parties are not successful in executing the Definitive Agreements for any reason whatsoever within the timeframe set out above, this MOU will terminate and become null and void and will not bind the Parties in any way except as specifically otherwise provided in this MOU.
8.4.    Notwithstanding the generality of the foregoing, this MOU will terminate with immediate effect upon the signing of the Definitive Agreement.

9.    GENERAL
9.1.    Confidential Information. Subject to any applicable law or regulation, all information supplied to any of the Parties in the preparation, signing and performance of this MOU or of the Definitive Agreements (the "Confidential Information") shall be considered as proprietary and confidential information of the Party disclosing such Confidential Information. The Parties hereto shall not disclose any Confidential Information to any other person without the prior written consent of the other Party. Notwithstanding the foregoing, the Parties may disclose Confidential Information to their consultants, advisors and employees who have a need to know such Confidential Information for the purpose of the performance of this MOU or the negotiations and performance related to the Definitive Agreements (the "Representatives"), provided, however, that each Party shall procure that its respective Representatives to whom such disclosure is made will act in accordance with the terms of this MOU as if each of them were a Party hereto, and that each Party shall be responsible for any breach of this MOU by any of its respective Representatives. Anything herein to the contrary notwithstanding, this clause 9.1 (Confidential Information) shall be binding upon the Parties and remain in force for 2 years following the termination of this MOU for any reason whatsoever.
9.2.    Non-Assignment. The provisions of this MOU shall inure to the benefit of the Parties hereto and their respective successors and assigns, provided that no Party may assign, delegate or otherwise transfer any of its rights or obligations under this MOU without the consent of each other Party hereto.
9.3.    Agreements with Third Parties. Nothing herein contained shall be deemed or construed to amend, modify, derogate from or change any existing agreement or understanding of the Parties with third parties relating to the Reverse Merger or to other matters set forth herein.
9.4.    Counterparts; Effectiveness. This MOU may be signed in any number of counterparts, including in electronic format, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
9.5.    Governance and Jurisdiction. This MOU shall be governed in all respects by the laws of State of New York, USA, without regard to the principles of conflict of law, and the relevant courts of New York City, New York, USA, will have exclusive jurisdiction over all matters arising from this MOU.
9.6.    Changes. Any change or amendment to this MOU shall be void unless made in writing and signed by all the Parties to this MOU.
9.7.    Non-Binding Nature. Other than the provisions explicitly stated in this MOU to be binding, no other provision of this MOU shall be legally binding upon the Parties.

IN WITNESS WHEREOF, the Parties have signed this MOU on the date first written above.

Zaxis International Inc.                     Emerald Medical Applications Ltd.
/s/: Liron Carmel                                  /s/: Lior Wayn
Liron Carmel, CEO                              Lior Wayn, CEO